Exhibit 99.1

October 27, 2014

Personal and Confidential

Mr. George A. Schmidt

300 West Spring Street, Unit 605

Columbus, Ohio 43215

Dear George:

I am writing to confirm our discussions regarding a clarification to your severance benefits agreement, dated as of June 11, 1997, as amended April 1, 2011 between you and Glimcher Properties Limited Partnership (“GPLP”) (the “Severance Agreement”).

As you know, your Severance Agreement provides that you are entitled to receive a lump sum payment equal to three times your then annual base salary and target bonus opportunity (as set forth in Section 3(a) of the Severance Agreement) upon the consummation of a change in control of Glimcher Realty Trust (“GRT”) (the “Severance Payment”).  However, your Severance Agreement does not specify the form in which the Severance Payment is to be made to you.

As you are also aware, GRT has entered into a merger agreement with Washington Prime Group, Inc. (“WPG”), pursuant to which, among other things, GRT will merge with and into a subsidiary of WPG and GRT will become a subsidiary of WPG (the “Merger”).  As we have discussed, GRT, GPLP, WPG and you have agreed that the Severance Payment will be made to you in registered shares of WPG common stock, payable upon the consummation of the Merger.  In connection with the Severance Payment, you have agreed to provide GPLP (or its successor) a payment (in cash or cash equivalent (i.e., a check)) equal to any necessary tax withholding required by GPLP.

For purposes of determining the number of shares to be delivered in satisfaction of the Severance Payment, the value of a share of WPG common stock upon the consummation of the Merger shall be equal to the sum of (i) $10.40 and (ii) the product of (A) 0.1989 shares of WPG common stock multiplied by (B) the volume-weighted average closing price of WPG common stock on the NYSE on the last ten (10) trading days immediately preceding to the consummation of the Merger (the “WPG Share Value”).  The number of registered shares of WPG common stock to be delivered to you in satisfaction of the Severance Payment shall equal the quotient of (i) the cash value of the Severance Payment divided by (ii) the WPG Share Value.

Please sign the acknowledgment below, and return it to me at your earliest convenience.

Sincerely,

/s/ Michael P. Glimcher

Michael P. Glimcher
Chief Executive Officer
Glimcher Realty Trust and Glimcher Properties Limited Partnership

Agreed and Acknowledged:

Washington Prime Group Inc.

By:	/s/ Robert P. Demchak
Robert P. Demchak
Secretary and General Counsel

Agreed and Acknowledged:

/s/ George A. Schmidt
George A. Schmidt